EXHIBIT 11--STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS


                                               Year Ended March 31,
                                               --------------------
                                        1996           1995            1994
                                        ----           ----            ----
PRIMARY
 Average shares outstanding           5,368,309      4,861,166       3,360,389
 Net effect of dilutive stock
  options and warrants--based
  on the treasury stock method
  using average market price            227,758        183,991         275,172
                                   ------------   ------------    ------------

                         TOTAL        5,596,067      5,045,157       3,635,561
                                   ============   ============    ============

 Net income (loss)                 $  2,524,000   $  1,904,000    $    307,000

 Reduction of interest expense
  based on the assumed reduction
  of notes payable-banks                    -0-            -0-          55,000
                                   ------------   ------------    ------------
 Totals                            $  2,524,000   $  1,904,000    $    362,000
                                   ============   ============    ============
 Per share amount                  $        .45   $        .38    $        .10
                                   ============   ============    ============

FULLY DILUTED
 Average shares outstanding           5,368,309      4,861,166       3,360,389
 Net effect of dilutive stock
  options and warrants--based
  on the treasury stock method
  using the higher of ending or
  average market price                  319,320        254,230         396,008
                                   ------------   ------------    ------------
                         TOTAL        5,687,629      5,115,396       3,756,397
                                   ============   ============    ============
 Net income (loss)                 $  2,524,000   $  1,904,000    $    307,000
                                   ============   ============    ============

 Per share amount                  $        .44   $        .37    $        .08
                                   ============   ============    ============


The number of shares and per share amounts have been restated to reflect the Company's 1 for 2 reverse stock split, effected March 21, 1996.